Exhibit 99.1

Ducommun Incorporated press release issued October 28, 2002 regarding third quarter 2002 results.

DUCOMMUN INCORPORATED REPORTS THIRD QUARTER 2002 RESULTS

LOS ANGELES, California (October 28, 2002) — Ducommun Incorporated (NYSE:DCO) today reported results for its third quarter and nine-month period ended September 28, 2002.

Sales for the third quarter of 2002 were $51.4 million, compared to $63.9 million for the third quarter of 2001. Net income for the third quarter of 2002 was $2.1 million, or $0.21 per diluted share, compared to net income of $3.8 million, or $0.39 per diluted share, for the same period last year. Sales and net income for both the third quarter of 2002 and 2001 reflect the reclassification as a discontinued operation of the Company’s Brice Manufacturing Company, Inc. subsidiary (“Brice”), which was sold in October 2002.

Net income for the third quarter of 2002 was adversely affected by a decrease in gross profit margins caused primarily by pricing pressures from customers, higher costs related to certain new production contracts, and higher overhead expenses as a percentage of sales due to lower sales. Net income for the third quarter of 2002 benefited from a reduction in selling, general and administrative expenses caused primarily by the Company recording no provision for bonuses in the third quarter, and the closure of the Company’s Chatsworth, California facility early in the third quarter. Net income for the third quarter of 2002 included an after-tax loss from discontinued operations of $0.6 million, or $0.06 per diluted share, related to the sale of Brice. Net income for the third quarter of 2001 included an after-tax expense of $0.7 million, or $0.07 per diluted share, for goodwill amortization, and an after-tax loss from discontinued operations of $0.6 million, or $0.06 per diluted share, for Brice.

Sales for the third quarter of 2002 decreased 19.5 percent from the third quarter of 2001, primarily as a result of a decline in commercial aircraft build rates. The Company’s mix of business in the third quarter of 2002 was approximately 63 percent military, 33 percent commercial, and 4 percent space, compared to 43 percent military, 53 percent commercial and 4 percent space in the third quarter of 2001.

Sales for the first nine months of 2002 were $162.2 million, compared to $155.3 million for the first nine months of 2001. Net income for the first nine months of 2002 was $6.0 million, or $0.60 per diluted share, compared to net income of $10.1 million, or $1.03 per diluted share, for the same period last year. Sales and net income for both the first nine months of 2002 and 2001 reflect the reclassification as a discontinued operation of Brice.

Net income for the first nine months of 2002 was adversely affected by a decrease in gross profit margins caused primarily by pricing pressures from customers, higher costs related to certain new production contracts, and higher overhead expenses as a percentage of sales due to lower sales excluding acquisitions. Net income for the first nine months of 2002 included an after-tax noncash charge of $2.3 million, or $0.24 per diluted share, related to the cumulative effect of a change in accounting principle to reflect the impairment of goodwill attributable to Brice, and an after-tax loss from discontinued operations of $1.0 million, or $0.10 per diluted share, for Brice. Net income for the first nine months of 2001 included an after-tax expense of $0.5 million, or $0.05 per diluted share, for the settlement of a lawsuit, an after-tax expense of $1.5 million, or $0.16 per diluted share, for goodwill amortization, and an after-tax loss from discontinued operations of $0.8 million, or $0.08 per diluted share, for Brice.

Sales for the first nine months of 2002, which included the acquisitions of Composite Structures, LLC in June 2001 and Fort Defiance in August 2001, increased 4 percent over the first nine months of 2001. Excluding acquisitions, sales for the first nine months of 2002 decreased 11 percent from the same period last year. The Company’s mix of business in the first nine months of 2002 was approximately 57 percent military, 39 percent commercial and 4 percent space, compared to 41 percent military, 53 percent commercial and 6 percent space in the first nine months of 2001.

Joseph C. Berenato, chairman, president and chief executive officer, stated: “We have completed the sale of our airline seating business (Brice) and the closure of our Chatsworth, California facility. Both of these businesses were money losing operations that were noncore to Ducommun’s future strategy. In addition, we are beginning to see improvements in performance on certain new production contracts.”

Mr. Berenato continued, “We are continuing to focus our efforts, in the short-term, on cost reductions in both labor and overhead. For the long term, we are improving our existing operations by an internal reorganization of our businesses in order to maximize the effectiveness of our sales, engineering and operations capabilities in serving our customers. With a strong balance sheet and solid cash flow from operations, we also continue to pursue acquisitions in areas which focus on highly engineered products both in aerospace and in selected nonaerospace markets.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. A more detailed discussion of risk factors and contingencies will be included in the Company’s Form 10-Q for the period ended September 28, 2002.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
COMPARATIVE DATA
CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2002	September 29, 2001	September 28, 2002	September 29, 2001
Net Sales	$51,403,000	$63,857,000	$162,183,000	$155,283,000

Operating costs and expenses:
Cost of goods sold	42,250,000	48,091,000	127,220,000	115,169,000
Selling, general & admin. Exp.	4,589,000	6,553,000	19,053,000	18,298,000
Goodwill amortization expense	—	1,168,000	—	2,442,000

Total	46,839,000	55,812,000	146,273,000	135,909,000

Operating Income	4,564,000	8,045,000	15,910,000	19,374,000
Interest Expense	(360,000)	(977,000)	(1,342,000)	(1,883,000)
Income Tax Expense	(1,514,000)	(2,654,000)	(5,245,000)	(6,646,000)

Income from continuing operations	2,690,000	4,414,000	9,323,000	10,845,000
Loss from discontinued operation	(603,000)	(625,000)	(1,034,000)	(766,000)
Effect of accounting change, net	—	—	(2,325,000)	—

Net Income	$2,087,000	$3,789,000	$5,964,000	$10,079,000

Basic Earnings Per Share:
Income from continuing operations	$0.27	$0.46	$0.95	$1.12
Loss from discontinued operation	(0.06)	(0.06)	(0.11)	(0.08)
Effect of accounting change, net	—	—	(0.24)	—

Basic Earnings Per Share	$0.21	$0.39	$0.61	$1.04

Diluted Earnings Per Share:
Income from continuing operations	$0.27	$0.45	$0.94	$1.11
Loss from discontinued operation	(0.06)	(0.06)	(0.10)	(0.08)
Effect of accounting change, net	—	—	(0.24)	—

Diluted Earnings Per Share	$0.21	$0.39	$0.60	$1.03

Weighted averaged number of common shares outstanding:
Basic	9,852,000	9,680,000	9,786,000	9,654,000
Diluted	10,055,000	9,769,000	9,955,000	9,742,000

Data above have been reclassified to reflect Brice Manufacturing as a discontinued operation.

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